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                     January 15, 2021

       David B. Edelson
       Senior Vice President and Chief Financial Officer
       Loews Corporation
       677 Madison Avenue
       New York, New York 10065

                                                        Re: Loews Corporation
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed February 12,
2020
                                                            File No. 001-06541

       Dear Mr. Edelson:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Finance